Exhibit 99.1

PRESS RELEASE

Clorox Announces Election of Gina Boswell to its Board of Directors

OAKLAND, Calif., May 12, 2025 — The Clorox Company (NYSE: CLX) today announced the election of Gina Boswell to its board of directors, effective May 19, 2025.

Boswell, 62, is the chief executive officer of Bath & Body Works, Inc., and also serves on its board. Her extensive leadership and operational experience also includes prior senior roles with Unilever, Avon, Ford and Estée Lauder. Boswell’s deep consumer goods sector background across retail, marketing, brand building, business development, operations and innovation enables her to provide valuable perspective on Clorox’s business strategy and growth. Boswell also has extensive public company board experience, having previously served on the boards of ACCO Brands Corporation, Manpower Group, Inc., and Wolverine Worldwide, Inc.

“Gina's exceptional consumer experience is a tremendous asset to Clorox, and we are honored to have her on our board,” said Linda Rendle, chair and chief executive officer of The Clorox Company. "Her global expertise in driving growth and innovation will serve us well as we deliver superior value for our consumers and consistent, profitable growth for our shareholders.”

Boswell's appointment will bring the number of Clorox board members to 12.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com

About The Clorox Company
The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Its trusted brands include Brita®, Burt's Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr® and Pine-Sol® as well as international brands such as Clorinda®, Chux® and Poett®. Headquartered in Oakland, California, since 1913, Clorox was one of the first in the U.S. to integrate ESG into its business reporting. In 2025 the company was ranked No. 1 on Barron's 100 Most Sustainable Companies list for the third consecutive year. Visit thecloroxcompany.com to learn more.

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